Exhibit 99.1

Eclipse Resources Corporation Reports Third Quarter 2014 Results

STATE COLLEGE, Pa., Nov 10, 2014 – (BUSINESS WIRE) – Eclipse Resources Corporation (“Eclipse Resources” or “the Company”) (NYSE: ECR) today announced financial and operational results for the quarter ended September 30, 2014. Highlights for the period include:

•	Net production averaged approximately 85.8 MMcfe per day in the third quarter 2014, exceeding the Company’s previously issued guidance and representing a 104% increase from the second quarter 2014

•	Average daily net liquids production was 3,079 barrels per day, exceeding the Company’s previously issued guidance and representing 22% of total net production for the quarter

•	Adjusted revenues grew to $36.3 million(1), representing a 39% increase from the second quarter 2014

•	Unit operating costs declined $0.25 per Mcfe, or 15% from the second quarter 2014

•	Adjusted EBITDAX(1) grew to $13.1 million, representing an increase of 16% from the second quarter 2014

•	Proved reserves at the end of the third quarter 2014, increased by 32% from June 30, 2014 to approximately 245.5 Bcfe (25% liquids) with a pre-tax PV-10(1) of $401.2 million

•	13 gross (8.8 net) operated and 14 gross (1.2 net) non-operated Utica Shale wells turned to sales

•	Subsequent to quarter end, Eclipse Resources added to its firm transportation portfolio with a firm transportation agreement on the Rockies Express pipeline for 2015 and 2016 bringing 2015 and 2016 volumes covered by firm sales or firm transportation agreements to approximately 100% of planned gross operated natural gas production

Commenting on the quarterly results, Benjamin Hulburt, Eclipse’s Chairman, President and Chief Executive Officer, said “Eclipse Resources continued to grow its production and proved reserves significantly, while at the same time, decreasing unit operating expenses. I continue to be very pleased with the performance of our operating team in drilling and completing wells in a timely and cost efficient manner and bringing production online as planned. The team continues to execute on our plan, reduce spud to rig release times and improve on stages per day completion performance.”

Operational Update

Eclipse Resources’ production volumes for the third quarter 2014 averaged 85.8 MMcfe per day, which exceeded the high-end of the Company’s previously issued guidance for the quarter and represents an approximate 104% increase from Eclipse Resources’ second quarter 2014 production. The production mix during the third quarter 2014 was 78% natural gas, 9% natural gas liquids and 13% oil. The percentage of the Company’s production that was comprised of liquids (natural gas liquids and oil) also exceeded the Company’s guidance for the quarter. Production for the quarter was approximately 65% operated.

Eclipse Resources’ average realized natural gas price, excluding the effects of cash settled derivatives, for the third quarter 2014 was $2.78 per Mcf, a $1.17 negative differential to the NYMEX average price for the period. For the third quarter 2014, Eclipse Resources realized a cash settled natural gas derivative gain of $0.6 million, or $0.09 per Mcf, equating to an average realized natural gas price of $2.87. Eclipse Resources’ average realized natural gas liquids (NGL) price for the third quarter 2014 was $44.09 per barrel, or approximately 45% of the NYMEX WTI oil price average for the period. Eclipse Resources and the operators of its non-operated properties are currently rejecting the majority of ethane production at the gas processing plant and selling it into the natural

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

gas stream. Eclipse Resources’ average realized oil price for the quarter was $80.06 per barrel, a $17.19 per barrel discount to the NYMEX WTI price. Eclipse Resources did not have any cash settled natural gas liquids or oil derivative instruments during the period. The average all-in natural gas equivalent price, including cash settled derivatives, was $4.60 per Mcfe for the third quarter 2014.

During the third quarter 2014, Eclipse Resources commenced drilling 16 gross (12.6 net) operated Utica Shale wells, completed 17 gross (12.6 net) Utica Shale wells and placed 13 gross (8.8 net) Utica Shale wells into sales. In the Company’s Dry Gas type curve area, Eclipse Resources placed its Shroyer Unit into sales, consisting of 2 gross (2.0 net) Utica Shale wells, with average completed lateral lengths of 7,422 feet at combined peak 30-day average sales rates to date of 47.0 MMcf per day. The Shroyer wells have continued to demonstrate sustained high pressures since being placed into production in August 2014 and are currently producing at a combined rate of approximately 45.4 MMcf per day. The Company believes the Shroyer wells are supportive of the Company’s Dry Gas type curve assumptions.

In the Company’s Condensate type curve area, Eclipse Resources placed 10 gross (5.8 net) Utica Shale wells on its Mizer and Mizer Farms pads into sales, with average completed lateral lengths of 6,049 feet at a combined peak 30-day average sales rate to date of 44.3 MMcfe per day comprised of 40% natural gas, 24% natural gas liquids and 36% oil. Although the wells are currently constrained due to the capacity of the condensate stabilization facility supporting the pads, Eclipse Resources believes that the wells will produce in line with its Condensate type curve area assumptions. Eclipse Resources is currently in the process of increasing the capacity of the condensate stabilization facility, which will enable the Company to process the higher than expected condensate yields from these wells.

Additionally, in the Company’s Rich Gas type curve area, Eclipse Resources placed the Duane Weisend 4H well into sales, with a completed lateral length of 8,853 feet, at a peak 30-day average sales rate to date of 13.8 MMcfe per day comprised of 77% natural gas and 23% natural gas liquids. Although the BTU content of the gas is lower than anticipated at 1,170 BTU, the well is expected to produce at a gas rate in line with the Company’s type curve for the area.

All of Eclipse Resources operated wells are being produced using the Company’s restricted choke methodology in order to manage the reservoir pressure drawdown over time in an attempt to maximize the ultimate recovery of each well.

Since entering the Utica Shale through September 30, 2014, Eclipse Resources had completed and turned in line 17 gross operated Utica Shale wells as shown in the table below:

Well Name	Completed Lateral Length	Type Curve Area	Turn to Sales Month	24-Hr Peak Sales Rate (Mcfe/d)	30-Day Avg Sales Rate (Mcfe/d)	% Gas	% NGL	% Oil
Duane Weisend 4H	8,853	Rich Gas	Sep-14	15,525	13,770	77%	23%	0%
Tippens 6HS	5,850	Dry Gas	Dec-13	23,585	18,601	100%	0%	0%
Herrick A 3H	5,761	Dry Gas	Jun-14	17,068	13,511	100%	0%	0%
Herrick B 5H	6,380	Dry Gas	Jun-14	14,616	10,828	100%	0%	0%
Herrick C 8H	6,232	Dry Gas	Jun-14	16,590	14,503	100%	0%	0%
Shroyer 2H	8,235	Dry Gas	Aug-14	30,144	24,848	100%	0%	0%
Shroyer 4H	6,608	Dry Gas	Aug-14	23,663	22,131	100%	0%	0%
Mizer 2H	5,986	Condensate	Aug-14	7,910	5,540	39%	24%	37%
Mizer 4H	5,903	Condensate	Aug-14	7,798	5,856	40%	24%	36%
Mizer 6H	5,811	Condensate	Aug-14	6,173	4,473	40%	24%	36%
Mizer 8H	5,970	Condensate	Aug-14	7,559	5,978	41%	25%	34%
Mizer 10H	5,943	Condensate	Aug-14	6,999	5,522	41%	25%	34%

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Mizer Farms 1H	6,421	Condensate	Sep-14	6,882	3,491	40%	25%	35%
Mizer Farms 3H	6,467	Condensate	Sep-14	5,299	2,343	39%	24%	37%
Mizer Farms 5H	6,343	Condensate	Sep-14	6,795	2,747	38%	24%	38%
Mizer Farms 7H	5,826	Condensate	Sep-14	6,904	3,556	40%	24%	36%
Mizer Farms 9H	5,823	Condensate	Sep-14	7,761	4,781	38%	23%	39%
Average	6,377			12,428	9,558

As of October 31, 2014, Eclipse Resources had 10 gross operated wells drilling, 18 gross operated wells drilled and awaiting completion or completing, and 14 gross operated wells completed and awaiting turn to sales. In addition, Eclipse Resources owns an interest in 57 gross non-operated producing Utica Shale wells, 11 gross non-operated wells drilling, 24 gross non-operated wells drilled and awaiting completion or completing, and 7 gross wells completed and awaiting turn to sales. A full summary of wells in progress and producing on October 31, 2014 is as follows:

	Operated		Non-Operated
Status	Average Working Interest %	Well Count	Average Working Interest %	Well Count
Drilling	97.1%	10 gross (9.7 net)	15.8%	11 gross (1.7 net)
Awaiting Completion/ Completing	82.3%	18 gross (14.8 net)	23.8%	24 gross (5.7 net)
Awaiting Turn to Sales	89.3%	14 gross (12.5 net)	10.1%	7 gross (0.7 net)
Turned in Line	75.3%	17 gross (12.8 net)	14.9%	57 gross (8.5 net)

“Eclipse Resources has now drilled 51 operated wells to TD. Since spudding our first operated Utica well, we have reduced our drilling times from an average of 49 days per well for our first 10 wells, to an average of just 16 days per well for our last 30 wells. Additionally, since commencing our operated drilling and completion program, we have reduced the total D&C cost per foot of lateral from an average of approximately $2,400 per foot for our first 10 wells, to an average of approximately $1,640 per foot for our last 30 wells despite testing tighter stage completions than originally planned on these wells. We plan to continue to constantly work to optimize our drilling and completion methods and believe we can continue to reduce costs even further in the coming year,” said Mr. Hulburt.

The Company is currently running three operated rigs in the Utica Shale play and plans to remain at three operated rigs for the near term while it monitors commodity prices and external market conditions. Due to both drilling efficiencies and acreage trades which increased the Company’s working interest in its operated wells, the Company expects that by year-end 2014, it will have spud 5 more net Utica wells and drilled approximately 34,000 more net lateral feet than originally planned, while utilizing fewer rigs than planned.

Eclipse Resources has continued to increase its Utica Shale position and currently has approximately 101,100 net leasehold acres. In addition to its Utica Shale position, Eclipse Resources now has approximately 27,800 net leasehold acres prospective for the Marcellus Shale.

Third Quarter End Proved Reserves

As of September 30, 2014, total net proved reserves increased by 32% during the quarter ended September 30, 2014 to 245.5 Bcfe, of which approximately 75% were natural gas, 14% were NGL and 11% was oil. The pre-tax PV-10(1) of proved reserves totaled $401.2 million at September 30, 2014 using SEC pricing assumptions. Eclipse’s proved reserves at September 30, 2014 were prepared by an independent, third party engineering firm.

Transportation and Marketing

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Subsequent to the third quarter-end, the Company also entered into an additional transportation agreement on the Rockies Express pipeline for 50,000 Dth/d commencing in June 2015 through October 2016. This additional agreement will offer Eclipse Resources the ability to market a significant portion of its natural gas to the Midwest markets. With this additional transportation agreement, Eclipse Resources believes it has firm transportation or firm sales agreements covering approximately 100% of its planned gross operated natural gas production during 2015 and 2016. In addition, Eclipse Resources expects that a majority of its non-operated production will be marketed at advantaged markets predominately outside of the Appalachian Basin.

Commenting on the Company’s transportation and marketing activities, Matthew DeNezza, the Company’s Executive Vice President and Chief Financial Officer, said “We are pleased with the addition of our REX capacity, which allows us to achieve a short term goal of diversifying our market outlets at cost effective firm transportation rates for approximately 100% of our expected gross operated natural gas production in 2015 and 2016. Our marketing team has successfully assembled a portfolio to optimize the sales price of our gas into markets that are advantaged as the significant number of transportation pipelines come online in the region over the next few years. Looking forward into 2015 and based on our current firm agreements, we forecast only about 30% of our natural gas will be marketed at the Dominion South and TETCO M2 hubs where basis differentials have widened more recently.”

As of November 7, 2014, the Company had assembled a natural gas firm transportation and firm sales portfolio consisting of:

Pipeline	Start Date	Term	Volume (Dth/d)	Market
Firm Sales	November 2014	Various	Up to 95,000	Dominion South / TETCO M2
TETCO	April 2015	9.5 years	100,000	Gulf Coast, Midwest & M3
Rockies Express	June 2015	17 months	50,000	Midwest
TCO	November 2016	15 years	205,000	TCO Pool
Energy Transfer	December 2016	15 years	100,000	Gulf Coast
Energy Transfer	July 2017	15 years	50,000	Dawn Hub

Given current market conditions and the Company’s current firm transportation and firm sales arrangements, Eclipse Resources currently anticipates marketing its operated gas production at the following markets during 2015:

Period	Market	% of Projected Gross Operated Production

Q1-15	Dominion South / TETCO M2	100%

Q2-15	TETCO M3	38%
	Midwest	26%
	Gulf Coast	26%
	Dominion South / TETCO M2	10%

Q3-15	Midwest	41%
	TETCO M3	30%
	Gulf Coast	20%
	Dominion South / TETCO M2	9%

Q4-15	Midwest	35%
	TETCO M3	26%
	Dominion South / TETCO M2	21%
	Gulf Coast	18%

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

2015	Dominion South / TETCO M2	30%
	Midwest	28%
	TETCO M3	25%
	Gulf Coast	17%

Financial Discussion

(Except for generally accepted accounting principles (“GAAP”) reported amounts, specific expense categories exclude non-cash impairments, unrealized mark-to-market on derivatives, non-cash stock compensation and other items shown separately on the attached tables. See “Non-GAAP Financial Measures” for a definition of each of the non-GAAP financial measures and the tables that reconcile each of the non-GAAP measures to their most directly comparable GAAP financial measure.)

GAAP revenues for the third quarter of 2014 totaled $35.7 million, representing a 32% increase as compared to second quarter 2014, and GAAP net loss was $19.1 million ($0.12 per basic and diluted share) versus net loss of $113 million ($0.84 per basic and diluted share) in the second quarter 2014. Adjusted net loss(1), a non-GAAP measure, was $18.8 million, or a loss of $0.12 per share for the third quarter of 2014. Adjusted EBITDAX (1) was $13.1 million for the third quarter and $36.4 million for the nine months ended September 30, 2014.

Total lease operating unit costs were $1.40 per Mcfe during the third quarter of 2014, which was 15% lower compared to the prior quarter. Total lease operating unit costs for the third quarter of 2014 consisted of $0.26 per Mcfe in direct lease operating costs, $0.27 per Mcfe in ad valorem and severance taxes and $0.87 in transportation, gathering and compression costs.

The third quarter 2014 natural gas, NGL and oil price realizations (including the impact of cash settled hedges (1)) averaged $4.60 per Mcfe, a 33% decrease from the second quarter 2014 of $6.86 per Mcfe.

Production and realized prices, before hedging, for each commodity for the third quarter of 2014 were: natural gas – 67.3 MMcf/d at $2.78 per Mcf, NGL – 1,265 Bbl/d at $44.09 per Bbl and crude oil and condensate – 1,814 Bbl/d at $80.06 per Bbl.

The Company realized an average natural gas differential, excluding cash-settled hedges, for the third quarter of 2014 of negative $1.17 per Mcf. NGL pricing was 45% of WTI, or $44.09 per barrel, for the third quarter of 2014. Crude oil and condensate price realizations for the third quarter averaged 82% of WTI or $80.06 per barrel.

Capital expenditures during the third quarter of 2014 were $265.3 million, consisting of $167.5 million in operated drilling and completion expenses; $23.7 million in non-operated drilling and completion expenses; $45.2 million in pipelines and central stabilization facilities, of which a significant amount will be reimbursed to the Company by EnLink pursuant to its condensate gathering and stabilization agreement; and $28.9 million in land and other expenses.

Guidance

Eclipse Resources is providing its fourth quarter 2014 and full year 2014 guidance set forth in the table below. The Company has increased its expected capital expenditure guidance for the year to approximately $800 million driven predominately by higher average working interests in wells drilled in 2014 due to acreage trades, higher intensity completion designs, and increased midstream related investments. The Company’s preliminary estimate of average net daily production for the month of October 2014 was approximately 120 MMcfe per day.

	Fourth Quarter 2014	Full Year 2014
Production (MMcfe/d)	125 – 135	73 – 75
% Natural Gas	70 – 76%	72 – 76%

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

% NGL	12 – 15%	9 – 12%
% Oil	12 – 15%	13 – 15%
% Operated	73 – 78%	60 – 70%
Realized Natural Gas Price Differential from NYMEX / Mcf	$ (0.90 – 1.10)	$ (0.75 – 0.90)
Operating Expense / Mcfe (a)	$ 1.40 – 1.50	$ 1.35 – 1.45
Cash General & Administrative	$ 11 – 12 million	$ 39 – 42 million
Capital Expenditures (b)		$ 800 million

(a)	Excludes DD&A, exploration and general and administrative expenses.
(b)	Includes routine lease acquisition and land related expenses. Excludes land and producing asset acquisitions and midstream capital expected to be reimbursed in 2014 pursuant to the Company’s condensate gathering and stabilization agreement with EnLink.

Commenting on the 2015 plan, Mr. Hulburt said, “Eclipse is continuing to evaluate its 2015 capital and operational plan given the current commodity price volatility with an eye towards balancing our production growth and balance sheet. We currently anticipate commencing the year with three operated rigs and that our drilling will be concentrated in the Condensate and Rich Gas type curve areas. We expect to announce the 2015 budget in December or early January.”

Conference Call Information

Eclipse Resources will host a conference call to review the financial and operational results on Tuesday, November 11, 2014 at 10:00 a.m. Eastern Time. To participate in the call, please dial 877-709-8150, or 201-689-8354 for international callers, and reference Eclipse Resources Third Quarter 2014 Earnings Call. A replay of the call will be available through December 11, 2014. To access the phone replay dial 877-660-6853 or 201-612-7415 for international callers. The conference ID is 13594441.

A live webcast of the call may be accessed through the Investor Center on the Eclipse Resources’ website at www.eclipseresources.com. The webcast will be archived for replay on the Company’s website for six months.

About Eclipse Resources

Eclipse Resources is an independent exploration and production Company engaged in the acquisition and development of oil and natural gas properties in the Appalachian Basin, including the Utica and Marcellus Shales. For more information, please visit the Company’s website at www.eclipseresources.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). All statements, other than statements of historical fact included in this press release, regarding Eclipse Resources’ strategy, future operations, financial position, estimated revenues and income/losses, projected costs and capital expenditures, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “will,” “would,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Eclipse Resources’ current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading “Risk Factors” in Eclipse Resources’ final prospectus dated June 19, 2014 and filed with the Securities Exchange Commission pursuant to Rule 424(b) of the Securities Act on June

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

23, 2014 (the “IPO Prospectus”), and in “Item 1A. Risk Factors” of Eclipse Resources’ Quarterly Report on Form 10-Q.

Forward-looking statements may include statements about Eclipse Resources’ business strategy; reserves; general economic conditions; financial strategy, liquidity and capital required for developing its properties and timing related thereto; realized natural gas, NGLs and oil prices; timing and amount of future production of natural gas, NGLs and oil; its hedging strategy and results; future drilling plans; competition and government regulations, including those related to hydraulic fracturing; the anticipated benefits under its commercial agreements; pending legal matters relating to its leases; marketing of natural gas, NGLs and oil; leasehold and business acquisitions; the costs, terms and availability of gathering, processing, fractionation and other midstream services; general economic conditions; credit markets; uncertainty regarding its future operating results, including initial production rates and liquid yields in its type curve areas; and plans, objectives, expectations and intentions contained in this press release that are not historical.

Eclipse Resources cautions you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond its control, incident to the exploration for and development, production, gathering and sale of natural gas, NGLs and oil. These risks include, but are not limited to; legal and environmental risks, drilling and other operating risks, regulatory changes, commodity price volatility, inflation, lack of availability of drilling, production and processing equipment and services, counterparty credit risk, the uncertainty inherent in estimating natural gas, NGLs and oil reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and the other risks described under the heading “Item 1A. Risk Factors” in Eclipse Resources’ Final Prospectus of Form S-1 and in “Item 1A. Risk Factors” of this the Company’s Quarterly Report on Form 10-Q.

Reserve engineering is a process of estimating underground accumulations of natural gas, NGLs and oil that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of natural gas, NGLs and oil that are ultimately recovered.

Should one or more of the risks or uncertainties described in Eclipse Resources’ Quarterly Report on Form 10-Q occur, or should underlying assumptions prove incorrect, the Company’s actual results and plans could differ materially from those expressed in any forward-looking statements.

All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Eclipse Resources or persons acting on the Company’s behalf may issue.

Except as otherwise required by applicable law, Eclipse Resources disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Contact:

Julia Williams

Director, Investor Relations and Communications

814-308-9754

jwilliams@eclipseresources.com

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

($ in Thousands Unless Otherwise Stated)

	September 30, 2014 (Unaudited)	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$254,743	$109,509
Accounts receivable	47,026	8,678
Other current assets	4,489	594
Deferred tax asset	1,543	—

Total current assets	307,801	118,781
PROPERTY AND EQUIPMENT, AT COST
Oil and natural gas properties, successful efforts method
Unproved properties	1,169,813	926,812
Proved oil and gas properties, net	397,154	88,932
Other property and equipment, net	7,129	2,340

Total property and equipment, net	1,574,096	1,018,084
NONCURRENT ASSETS
Debt issuance costs, net of $2.1 million and $0.8 million of amortization, respectively	6,488	6,570
Other assets	300	88

Total noncurrent assets	6,788	6,658

TOTAL ASSETS	$1,888,685	$1,143,523

LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
CURRENT LIABILITIES
Accounts payable	$130,319	$29,368
Accrued capital expenditures	39,350	19,200
Accrued liabilities	12,487	4,940
Accrued interest payable	10,576	20,294
Accrued liabilities—related party	—	1,951

Total current liabilities	192,732	75,753
NONCURRENT LIABILITIES
Debt, net of unamortized discount of $9.0 million and $10.8 million, respectively	413,419	389,247
Credit facility	—	—
Pension liabilities	715	1,497
Asset retirement obligations	10,050	9,055
Deferred tax liabilities	85,833	—

Total noncurrent liabilities	510,017	399,799
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL
Partners’ equity	—	666,803
Common Stock, $0.01 par value, 1,000,000 authorized, 160,000 issued and outstanding at September 30, 2014. No shares authorized, issued, or outstanding at December 31, 2013	1,600	—
Additional paid-in capital	1,390,848	—
Accumulated deficit	(206,322)	—
Accumulated other comprehensive income (loss)	(190)	1,168

Total stockholders’ and partners’ equity	1,185,936	667,971

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY AND PARTNERS’ CAPITAL	$1,888,685	$1,143,523

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, $ and Shares in Thousands, Except per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
OPERATING REVENUE
Oil and natural gas sales	$35,702	$4,510	$87,445	$5,368

TOTAL OPERATING REVENUES	$35,702	$4,510	$87,445	$5,368

OPERATING EXPENSES
Lease operating expenses	2,077	1,035	6,511	1,165
Transportation, gathering and compression	6,857	23	10,710	23
Production and ad valorem taxes	2,132	26	3,187	32
Depreciation, depletion and amortization	29,983	2,462	51,967	3,445
Exploration	3,057	350	16,897	470
General and administrative	11,897	6,042	28,720	12,504
Impairment of oil and gas properties	4,605	—	4,605	—
Accretion of asset retirement obligation	198	117	575	234
Gain on reduction of pension liability	—	—	(2,208)	—

TOTAL OPERATING EXPENSES	$60,806	$10,055	$120,964	$17,873

OPERATING LOSS	$(25,104)	$(5,545)	$(33,519)	$(12,505)

OTHER INCOME (EXPENSE)
Gain on derivative instruments	5,572	—	1,098	—
Interest expense, net	(10,066)	(10,939)	(35,320)	(11,478)
Other income	—	—	1,585	—

TOTAL OTHER INCOME (EXPENSE)	$(4,494)	$(10,939)	$(32,637)	$(11,478)

LOSS BEFORE INCOME TAXES	(29,598)	(16,484)	(66,156)	(23,983)
Income tax expense (benefit)	(10,544)	—	83,997	—

NET LOSS	$(19,054)	$(16,484)	$(150,153)	$(23,983)

Earnings per common share – basic and diluted:
Basic and Diluted — net loss per common share	$(0.12)		$(1.08)
Basic and Diluted — weighted average shares of common stock outstanding	160,000		139,102

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

ECLIPSE RESOURCES CORPORATION

CONSOLIDATED OPERATIONAL HIGHLIGHTS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues (in thousands):
Natural gas sales	$17,208	$1,587	$41,233	$1,764
NGL sales	5,132	—	12,036	—
Oil sales	13,362	2,923	34,176	3,604

Total revenues	$35,702	$4,510	$87,445	$5,368
Impact of cash settled derivatives:
Natural gas	584	—	(1,647)	—

Adjusted revenues, including cash settled derivatives	$36,286	$4,510	$85,798	$5,368

Production during the period:
Natural gas (MMcf)	6,190.3	432.4	11,395.8	477.6
NGL (Mbbl)	116.4	—	238.8	—
Oil (Mbbl)	166.9	27.2	387.9	35.3

Total (MMcfe)	7,890.0	595.3	15,155.9	689.1

Production – average per day:
Natural gas (Mcf)	67,286	4,700	41,743	1,749
NGL (Bbl)	1,265	—	875	—
Oil (Bbl)	1,814	296	1,421	129

Total (Mcfe)	85,761	6,471	55,516	2,524

Average price per unit:
Realized natural gas price per Mcf – as reported	$2.78	$3.67	$3.62	$3.69
Impact from cash settled derivatives per Mcf	0.09	—	(0.14)	—

Net realized price per Mcf	$2.87	$3.67	$3.48	$3.69

Realized natural gas liquids price per Bbl – as reported	$44.09	$—	$50.40	$—
Impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$44.09	$—	$50.40	$—

Realized crude oil price per Bbl – as reported	$80.06	$107.46	$88.11	$102.10
Impact from cash settled derivatives per Bbl	—	—	—	—

Net realized price per Bbl	$80.06	$107.46	$88.11	$102.10

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

OIL AND GAS DERIVATIVES

Description	Volume (MMbtu/d)	Production Period	Weighted Average Price ($MMBtu)
Natural Gas Swaps:	30,000	October 2014 – December 2014	$4.121
	26,219	January 2015 – December 2015	4.071

Natural Gas Put Spread:
Purchased Put	20,000	October 2014 – December 2014	$4.50
Sold Put	20,000	October 2014 – December 2014	4.00

Natural Gas Put - Sold:
Sold Put	16,800	January 2015 – December 2015	$3.35

Natural Gas Collar:
Purchased Put	5,000	November 2014 – March 2015	$4.000
Call Sold	5,000	November 2014 – March 2015	4.750

Basis Swaps:
	25,000	November 2014 – March 2015	$(1.067)
	25,000	April 2015 – October 2015	(1.208)

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDAX

Adjusted EBITDAX is a supplemental non-GAAP measure that is used by Eclipse Resources to evaluate its financial results. The Company defines Adjusted EBITDAX as net income (loss) before interest expense or interest income; income taxes; write-down of abandoned leases; impairments; depreciation, depletion and amortization (“DD&A”); amortization of deferred financing costs; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; exploration expenses; and gain on reduction of pension liability. Adjusted EBITDAX is not a measure of net income as determined by United States Generally Accepted Accounting Principles, or GAAP.

The following table presents a reconciliation of the non-GAAP financial measure of Adjusted EBITDAX to the GAAP financial measure of net income (loss).

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2014	2013	2014	2013
Net Loss	$(19,054)	$(16,484)	$(150,153)	$(23,983)
Depreciation, depletion & amortization	29,983	2,462	51,967	3,445
Exploration expense	3,057	350	16,897	470
Incentive unit compensation	31	—	87	—
Impairment of oil and gas properties	4,605	—	4,605	—
Accretion of asset retirement obligations	198	117	575	234
Gain on reduction of pension liability	—	—	(2,208)	—
Gain/Loss on derivative instruments	(5,572)	—	(1,098)	—
Net cash payment on derivative instruments	584	—	(1,647)	—
Net cash paid for option premium	(244)	—	(385)	—
Interest expense	10,066	10,939	35,320	11,478

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.

Other income (a)	—	—	(1,585)	—
Income tax expense	(10,544)	—	83,997	—

Adjusted EBITDAX	$13,110	$(2,616)	$36,372	$(8,356)

(a)	Gain on acquisition of Eclipse Operating in corporate reorganization

Adjusted Net Income

Adjusted net income is a non-GAAP financial measure equal to the Company’s net loss before income taxes adjusted for write-down of abandoned leases; impairments; gain (loss) on derivative instruments, net cash receipts (payments on settled derivative instruments, and premiums (paid) received on options that settled during the period); non-cash compensation expense; gain or loss from sale of interest in gas properties; dry hole expense; gain on reduction of pension liability, and net of the effect of taxes.

The following table presents a reconciliation of proforma adjusted net income to the GAAP financial measure of pre-tax net loss.

	Three Months Ended September 30,		Nine Months Ended September 30,
($ in thousands)	2014	2013	2014	2013
Loss Before Income Taxes, as reported	$(29,598)	$(16,484)	$(66,156)	$(23,983)
Gain on derivative instruments	(5,572)	—	(1,098)	—
Net cash payment on derivative instruments	584	—	(1,647)	—
Net cash paid for option premium	(244)	—	(385)	—
Gain on reduction of pension liability	—	—	(2,208)	—
Impairment of proved and unproved properties	5,105	—	8,771	—
Dry hole expense	796	4	925	33
Incentive unit compensation	31	—	87	—
Other income (a)	—	—	(1,585)	—

Loss Before Income Taxes, as adjusted	(28,898)	(16,480)	(63,296)	(23,950)
Income tax benefit (expense), adjusted (b)	10,057	—	(85,544)	—

Adjusted Net Loss	$(18,841)	$(16,480)	$(148,840)	$(23,950)

Non-GAAP Adjusted Net Loss Per Share
Basic and Diluted — net adjusted loss per common share	$(0.12)		$(1.07)

(a)	Gain on acquisition of Eclipse Operating in corporate reorganization.
(b)	Income tax benefit represents the effect of Company’s estimated annual tax rate 34.8% on Loss Before Income Taxes, as adjusted. Income tax expense for the nine month period includes the impact of the Corporate Reorganization that was completed during June 2014.

Pre-Tax PV-10

Pre-tax PV-10 value is a non-GAAP financial measure as defined by the SEC. Eclipse Resources believes that the presentation of pre-tax PV-10 value is relevant and useful to the Company’s investors because it presents the discounted future net cash flows attributable to Eclipse Resources’ reserves prior to taking into account corporate future income taxes and the Company’s current tax structure. Antero further believes investors and creditors use pre-tax PV-10 value as a basis for comparison of the relative size and value of Eclipse Resources’ reserves as compared with other companies. With respect to PV-10 calculated as of an interim date, it is not practical to calculate the taxes for the related interim period because GAAP does not provide disclosure of standardized measure on an interim basis.

(1)	A non-GAAP measure. See disclosures on reconciliation of non-GAAP measures at the end of this release.